Exhibit 10.17

SUBSCRIPTION AND RENUNCIATION AGREEMENT

TO:                            GEOPETRO RESOURCES COMPANY (the “Corporation”)

One Maritime Plaza, Suite 700

San Francisco, California  94111

USA

1.                                       _______________________, as the duly authorized agent (the “Agent”) for those persons listed on Schedule “A” attached hereto (the “Subscribers”) and in the respective numbers set out therein, hereby irrevocably subscribes for 519,500 common shares of the Corporation issued on a “flow-through basis” (“Flow-Through Common Shares”) at a price of $3.85 per Flow-Through Common Share for an aggregate subscription price of $2,000,075, upon the terms and conditions set forth in this agreement (the “Subscription Agreement”) constituted by the acceptance hereof and as described in the final prospectus (the “Prospectus”) of the Corporation dated March 14, 2006.

The Agent represents and warrants to the Corporation that it has been authorized to enter into this Subscription Agreement on behalf of the Subscribers and to make the representations, warranties and statements contained herein on their behalf.  The Subscribers have received a copy of the Prospectus and have tendered payment of their respective subscription price to the Agent in order that it may deliver a certified cheque or bank draft payable to the Corporation in respect thereof.

2.                                       In this Subscription Agreement:

(a)                                  “Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense described in paragraph (a) or (d) of the definition of “Canadian exploration expense” in subsection 66.1(6) of the Tax Act or that would be included in paragraph (h) of that definition if the reference therein to “paragraphs (a) to (d) and (f) to (g.1)” were read as “paragraphs (a) and (d)”, excluding any amounts which are prescribed to constitute Canadian exploration and development overhead expense under the Tax Act, the amount of any assistance received by the Corporation described in paragraph 66(12.6)(a) of the Tax Act and any expense described in paragraph 66(12.6)(b.1) of the Tax Act;

(b)                                 “Commitment Amount” means an amount equal to $3.85 multiplied by the number of Flow-Through Common Shares subscribed for hereunder;

(c)                                  “Expenditure Period” means the period commencing on the date of acceptance of this Subscription Agreement and ending on the earlier of:

(i)                                     the date on which the Commitment Amount has been fully expended in accordance with the terms hereof; and

(ii)                                  December 31, 2007;

(d)                                 “Principal Business Corporation” means a principal-business corporation as defined in subsection 66(15) of the Tax Act;

(e)                                  “Qualifying Expenditures” means expenses that are CEE at the date they are incurred, or are deemed to be incurred; and

(f)                                    “Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder (the “Regulations”), as amended from time to time.

3.                                       All capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as are ascribed thereto in the Prospectus.

4.                                       Each Subscriber represents, warrants, covenants, certifies, acknowledges and declares to the Corporation and the Agent (and acknowledges that the Corporation and the Agent are relying thereon) that:

(a)                                  this Subscription Agreement is subject to acceptance by the Corporation and is effective only upon such acceptance;

(b)                                 the Subscriber has received and reviewed a copy of the Prospectus;

(c)                                  except as provided herein or as otherwise set out in the Prospectus, the Subscriber waives any right it may have to any potential incentive grants, credits or similar or like payments or benefits which accrue as a result of the operations relating to CEE and acknowledges that all such grants, credits, payments or benefits accrue to the benefit of the Corporation;

(d)                                 neither the Subscriber nor any beneficial purchaser for whom it is acting is a non-resident of Canada for the purposes of the Tax Act;

(e)                                  the Subscriber, if an individual, is of the full age of majority and is otherwise legally competent to enter into this Subscription Agreement;

(f)                                    the Subscriber, and any beneficial purchaser for whom it is acting deals, and until January 1, 2008 will continue to deal, at arm’s length with the Corporation for the purposes of the Tax Act;

(g)                                 neither the Subscriber nor any beneficial purchaser for whom it is acting, has received or expects to receive any financial assistance from the Corporation directly or indirectly in respect of the purchase of Flow-Through Common Shares;

(h)                                 neither the Subscriber nor any beneficial purchaser for whom it is acting will enter into any arrangement with any person, trust or partnership (other than the Corporation) which will cause the Flow-Through Common Shares to become “prescribed shares” within the meaning of Regulation 6202.1; and

(i)                                     the liability of the Corporation to renounce CEE is limited to the extent specifically stated in the Prospectus and in this Subscription Agreement.

5.                                       The Corporation hereby represents and warrants to and for the benefit of the Subscribers and the Agent (and acknowledges that the Subscribers and the Agent are relying thereon) that:

(a)                                  the Corporation has been duly amalgamated and organized, and is a valid and subsisting corporation, under the laws of the state of California, and is qualified to carry on business in the state of California and in each other jurisdiction, if any, wherein the carrying out of the activities contemplated hereby makes such qualification necessary;

(b)                                 the Corporation has the full corporate right, power and authority to execute and deliver this Subscription Agreement, to issue the Flow-Through Common Shares to the Subscribers and to incur, or be deemed to incur, and renounce to the Subscribers, Qualifying Expenditures in an amount equal to the Commitment Amount;

(c)                                  the Corporation is, and at all material times will be, a Principal Business Corporation;

(d)                                 except as the result of an agreement or arrangement to which the Corporation is not a party and of which it is not aware, the Flow-Through Common Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and will not constitute “prescribed shares” for the purpose of Section 6202.1 of the Regulations;

(e)                                  this Subscription Agreement constitutes a valid and binding obligation of the Corporation enforceable against it in accordance with its terms; and

(f)                                    the execution and delivery of, and the performance of the terms of this Subscription Agreement by the Corporation, including the issuance of the Flow-Through Common Shares, the incurring (or the deemed incurrence) of Qualifying Expenditures and the renunciation of Qualifying Expenditures to the Subscribers pursuant hereto does not and will not constitute a breach of or constitute a default under the constating documents of the Corporation or any law, regulation, order or ruling applicable to the Corporation or any agreement, contract or indenture to which the Corporation is a party or by which it is bound.

6.                                       The Corporation covenants and agrees with each of the Subscribers:

(a)                                  to keep proper books, records and accounts of all Qualifying Expenditures and all transactions affecting the aggregate Commitment Amount and the Qualifying Expenditures, and upon reasonable notice and on a reasonable basis, to make such books, records and accounts available to an authorized representative of the Subscribers for inspection by such representative on behalf of the Subscribers;

(b)                                 to file with the appropriate tax authorities, the form prescribed by subsection 66(12.68) of the Tax Act (and, if applicable, the corresponding form prescribed by provincial tax legislation) together with a copy of this Subscription Agreement and the Prospectus within the time period prescribed by law;

(c)                                  to file with the appropriate tax authorities, the form prescribed by subsection 66(12.7) of the Tax Act (and, if applicable, the corresponding form prescribed by provincial tax legislation) on or before the last day of the first month following each month in which any renunciation is made pursuant to the terms of this Subscription Agreement;

(d)                                 to incur (or be deemed to incur pursuant to subsection 66(12.61) of the Tax Act), during the Expenditure Period, Qualifying Expenditures in an amount not less than the Commitment Amount so as to enable the Corporation to renounce to each of the Subscribers in accordance with the Tax Act and this Subscription Agreement, Qualifying Expenditures in an amount equal to the Commitment Amount of each such Subscriber;

(e)                                  to renounce on or before March 31, 2007 in the prescribed form, to each of the Subscribers, effective on or before December 31, 2006, Qualifying Expenditures incurred during the Expenditure Period as required under the Tax Act in an amount equal to the Commitment Amount of each such Subscriber;

(f)                                    to deliver to each Subscriber at the Subscriber’s address set forth in Schedule “A” attached hereto, not later than March 31, 2007, a statement setting forth the aggregate amounts of CEE renounced to such Subscriber pursuant hereto;

(g)                                 that the Corporation will not reduce the amount renounced to each Subscriber pursuant to this Subscription Agreement and, in the event that an appropriate tax authority reduces the amount renounced to a Subscriber under this Subscription Agreement pursuant to subsection 66(12.73) of the Tax Act, as the sole recourse by such Subscriber for such reduction, the Corporation shall indemnify such Subscriber as to, and pay to such Subscriber an amount equal to, the amount of any tax payable or that may become payable under the Tax Act (and any other corresponding provincial legislation) by such Subscriber as a consequence of such reduction;

(h)                                 that if the Corporation does not renounce, effective on or before December 31, 2006, to a Subscriber Qualifying Expenditures incurred during the Expenditure Period equal to the Commitment Amount of such Subscriber, as the sole recourse by such Subscriber for such failure to renounce, the Corporation shall indemnify such Subscriber as to, and pay to such Subscriber, an amount equal to the amount of any tax payable or that may become payable under the Tax Act (and under any corresponding provincial legislation) by such Subscriber as a result of such failure;

(i)                                     that the Corporation will maintain its status as a Principal Business Corporation throughout the Expenditure Period;

(j)                                     to file all forms required under the Tax Act (and any applicable provincial tax laws) to effectively renounce Qualifying Expenditures in accordance with the provisions of this Subscription Agreement and the Prospectus and, if requested, to promptly provide the Subscribers with a copy of all such forms;

(k)                                  that all Qualifying Expenditures renounced to the Subscribers pursuant to this Subscription Agreement will be Qualifying Expenditures incurred (or deemed by subsection 66(12.61) of the Tax Act to have been incurred) by the Corporation that, but for the renunciation to the Subscribers, the Corporation would, if it had sufficient income, be entitled to deduct in computing its income for the purposes of Part I of the Tax Act;

(l)                                     that the Corporation will not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Qualifying Expenditures to the Subscribers in an amount equal to the Commitment Amount; and

(m)                               that the Corporation will refrain from entering into transactions or taking deductions which would otherwise reduce its cumulative CEE to an extent that would preclude the renunciation of Qualifying Expenditures hereunder in an amount equal to the Commitment Amount as contemplated herein.

7.                                       Nothing herein shall constitute or be construed to constitute a partnership of any kind whatsoever between the Subscribers or any of them and the Corporation.

8.                                       The contract arising out of this Subscription Agreement and all documents relating thereto, which by common accord has been and will be drafted in English, shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

9.                                       Time shall be of the essence hereof.

10.                                 The covenants, representations and warranties contained in this Subscription Agreement shall be true and correct as of closing and shall survive the closing of the offering of securities under the Prospectus.

11.                                 The subscriptions of the Subscribers are further subject to any rights available to the Subscribers under applicable laws.

12.                                 This Subscription Agreement shall be binding on and enure to the benefit of the Subscribers and the Corporation and their respective heirs, executors, administrators, successors and assigns.

DATED at the City of Calgary, in the Province of Alberta, this 30th day of March, 2006.

DUNDEE SECURITIES CORPORATION, as duly authorized agent for those Subscribers whose names are set out on Schedule “A” attached hereto.

Per:	/s/ Vilma Jones

THIS SUBSCRIPTION AND RENUNCIATION AGREEMENT IS ACCEPTED AND AGREED TO BY THE CORPORATION at the City of Calgary, in the Province of Alberta, this 30th day of March, 2006.

GEOPETRO RESOURCES COMPANY

Per:	/s/ J. Chris Steinhauser

SCHEDULE “A”

GEOPETRO RESOURCES COMPANY

Name of Subscriber	Address of Subscriber	Social Insurance No. or Corporate Tax Account No.	Number of Flow-Through Common Shares Subscribed for	Total Subscription Amount @ $3.85 per Share (Commitment Amount)